                                                                                                                                                           EXHIBIT 10.1

                                                                                                                                            AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement” or “Agreement”), dated this 15th day of January 2007, is by and between Unicorp, Inc., a Nevada corporation, Houston, Texas (the “Company”), and Kevan Casey (the “Executive”) an individual.

WHEREAS, the Executive is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Term of Agreement; Termination of Prior Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on January 15, 2007 (the “Commencement Date”) and terminating on December 31, 2007, unless sooner terminated as provided in accordance with the provisions of Section 5 hereof. (Such term of this agreement is herein sometimes called the “Retained Term”).

2. Employment. As of the Commencement Date, the Company hereby agrees to employ the Executive as Chief Executive Officer (“CEO”) of the Company with such duties as assigned from time to time by the Company, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3. Duties and Responsibilities.

(a) Duties. Executive shall perform such duties as are usually performed by a CEO with such duties as assigned from time to time by the Company of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time-to-time by the Company’s board of directors which are reasonable and consistent with the Company’s operations, taking into account Executive’s expertise and job responsibilities. This agreement shall survive any job title or responsibility change. All actions of Executive shall be subject and subordinate to the review and approval of the board of directors. The board of directors shall be the final and exclusive arbiter of all policy decisions relative to the Company’s business.

(b) Devotion of Time. During the term of this agreement, Executive agrees to devote the necessary time to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Executive and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement it shall not be a violation of this Agreement for Executive to manage personal investments or companies in which personal investments are made.

4. Compensation and Benefits During the Employment Term.

(a)
Salary. Executive will be compensated by the Company at a monthly base salary of $16,000.00, from which shall be deducted income tax withholdings, social security, and other customary Executive deductions in conformity with the Company’s payroll policy in effect.

(b)	Bonus. Executive shall receive the following bonus as a percent of his base salary if the following criteria are met:
i.	25% of base if the company records operating income of at least three million dollars for fiscal 2007.
ii.	50% of base if the company records operating income of at least four million dollars for fiscal 2007.
iii.	75% of base if the company records operating income of at least five million dollars for fiscal 2007.
iv.	100% of base if the company records operating income of at least six million dollars for fiscal 2007.

Operating income is defined as gross profit less operating expenses as represented on the Company’s audited annual statement of operations for the year ended December 31, 2007, as reported on its Form 10-KSB before other income/expense and adding back any non-cash charges such as DD&A, impairments and non-cash stock expenses.

(c)	Other Allowances. The Executive shall be entitled to a $750 monthly car allowance, a $750 monthly health plan allowance and a $750 monthly home office allowance.

5.  Termination Status. Subject to the notice and other provisions of this Section 5, the Executive shall have the right to terminate the agreement, at any time and for no stated reason. The Company may terminate this Agreement only upon the following events:

(a) Disability. The Company shall have the right to terminate the Employment Agreement in the event the Executive suffers an injury, illness or incapacity for a period of more than six (6) months provided that during such six-month period the Company shall have given at least thirty (30) days written notice of termination.

(b) Death. This Agreement shall terminate upon the death of Kevan Casey.

(c) With Cause. The Company may terminate this Employment Agreement at any time because of:

(i) Executive’s material breach of any term of this Agreement, which is not cured after twenty (20) days written notice from the board of directors, or

(ii) Conviction by the Executive of a felony or an act of fraud against the Company.

If the Company terminates the Employment Agreement for any reason other than as set forth in items 5(a), (b), or (c), then Executive is entitled to receive one hundred ninety-two thousand dollars ($192,000.00) payable in twelve (12) monthly installments and any bonuses or expenses earned or accrued and not yet paid as of the final effective termination date. In the event the Employment Agreement with the Company is terminated pursuant to items 5(a), (b) or (c), the Executive shall be entitled to receive all compensation earned by the Executive up to the date of termination, all unreimbursed expenses, and any bonus earned in respect of a prior period and not yet paid.

6.  Revealing of Trade Secrets, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain through no fault of Executive, or (c) information required to be disclosed by law.

7. Arbitration. If a dispute should arise regarding this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of a single arbitrator, which is mutually agreed upon, in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Executive, and judgment may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrator shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgment enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

8. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Section 6 of this Agreement shall survive such termination.

9. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

10. Severability; Construction. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally; or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested; or one (1) day after dispatch by overnight courier service; in each case, to the party to whom the same is so given or made:

If to the Company addressed to:

Unicorp, Inc.
5075 Westheimer, Suite 975
Houston, Texas 77056
Attn: Chief Executive Officer

If to Executive addressed to:

Kevan Casey
3 West Broad Oaks
Houston, Texas 77056

or to such other address as the one party shall specify to the other party in writing.

12. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

13. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

14. Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

KEVAN CASEY            UNICORP, INC.

__/s/ Kevan Casey________________  _/s/ Carl A. Chase________________
                                                                                     Carl A. Chase, Chief Financial Officer